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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)          August 17, 2001
                                                          ---------------

                                JagNotes.com Inc.
                                -----------------

               (Exact Name of Registrant as Specified in Charter)

           Nevada             000-28761                     88-0380546
      (State or Other      (Commission File               (IRS Employer
      Jurisdiction of          Number)                  Identification No.)
       Incorporation)

226 West 26th Street, Studio D, New York, New York               10001
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(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code        (646) 205-8300
                                                          --------------

              ----------------------------------------------------
             (Former Name or Address, if Changed Since Last Report)


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Item 5. Other Events.

On August 17, 2001, JagNotes.com Inc. (the "Company") entered into an Equity Line Purchase Agreement (the "Equity Line Purchase Agreement") for a $10 million equity line (the "Equity Line") pursuant to which the Company would be able to sell its shares of common stock, par value $0.00001 per share (the "Common Stock"), to Cornell Capital Partners, L.P. (the "Investor"), a limited partnership managed by Yorkville Advisors Management, LLC, a Delaware limited liability company, from time to time over a 36-month period.

Pursuant to a related Registration Rights Agreement with the Investor (the "Registration Rights Agreement"), the Company has agreed to file a registration statement with respect to such Common Stock within 30 days of the date of the Equity Line Purchase Agreement and expects to be in a position to sell its Common Stock as soon as the registration statement permitting resale by the Investor becomes effective (the "Effective Date").

In connection with the Equity Line Purchase Agreement, the Company granted the Investor the right to purchase shares of its Common Stock at a purchase price (the "Purchase Price") equal to 95% of the Market Price (as defined in the Equity Line Purchase Agreement) of such shares. At least 10 trading days must have elapsed since the immediately preceding put date before the Company delivers a new put notice to the Investor. There shall be two closing dates, for each put exercised by the Company. Each advance will be funded in two equal tranches on the first and second closing dates of the put. The amount of each advance under the Equity Line will be equal to 150% of (x) the Average Daily Volume (as defined in the Equity Line Purchase Agreement) of the Common Stock multiplied by (y) the Purchase Price. Notwithstanding the foregoing formula, the Investor has guaranteed a minimum of $100,000 funding per month under the Equity Line during the first 12 months following the Effective Date, net of any cash fees payable to the Investor or its legal counsel pursuant to the Equity Line Purchase Agreement.

As a placement fee, upon signing of the Equity Line Purchase Agreement, the Company issued to the Investor 1,500,000 shares of Common Stock with respect to which the Investor was granted piggy-back registration rights. In addition, the Company has agreed to grant to the Investor, with respect to any gross proceeds received by the Company from the Investor under the Equity Line Purchase Agreement, a fee to be paid in cash upon each drawdown under the Equity Line equal to 5% of the gross proceeds received by the Company. The Company has also agreed to pay $5,000 in legal fees to the Investor's counsel, Butler Gonzalez LLP, directly from the gross proceeds of the first put exercised under the Equity Line Purchase Agreement.

As a condition to entering into the Equity Line, the Investor caused certain of its principals to surrender for cancellation outstanding warrants, dated
July 21, 2000, to purchase an aggregate of 690,000 shares of Common Stock.

The Company may terminate the Equity Line Purchase Agreement in its sole discretion by providing 5 days' prior notice to the Investor at any time on or after the 90th day anniversary of the Effective Date without any liability to the Investor.


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The purpose of the Equity Line is to provide general working capital for the
Company.

The above description is qualified in its entirety by reference to the Equity Line Purchase Agreement and Registration Rights Agreement, copies of which are attached hereto as Exhibits 10.17 and 10.18, respectively.

Item 7. Financial Statements,  Pro Forma Financial Information and Exhibits.

10.17 Equity Line Purchase Agreement, dated August 17, 2001, by and between the Company and Cornell Capital Partners, L.P.

10.18 Registration Rights Agreement, dated August 17, 2001, by and between the Company and Cornell Capital Partners, L.P.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   JagNotes.com Inc.

Date: August 17, 2001                              By: /s/ Gary Valinoti
                                                       -------------------------
                                                   Name:  Gary Valinoti
                                                   Title: President & CEO


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                                INDEX TO EXHIBITS

Exhibit No. Description                                                     Page
------- --- -----------                                                     ----

10.17       Equity Line Purchase Agreement, dated August 17, 2001,
            by and between the Company and Cornell Capital Partners, L.P.     6

10.18       Registration Rights Agreement, dated August 17, 2001,
            by and between theCompany and Cornell Capital Partners, L.P.     32